Exhibit 23.3


                          INDEPENDENT AUDITOR'S CONSENT



     We have issued our report dated January 20, 1999 accompanying the consolidated statements of condition of Penn Laurel Financial Corp. And its wholly owned subsidiary, CSB Bank, as of December 31, 1998, and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholder's equity, and cash flows for the years then ended, which are included in this Registration Statement and Proxy Statement/Prospectus. We consent to the inclusion of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus and to the use of our name as it appears under the caption "Experts."

                                               /s/ Walter Hopkins & Company
                                               -----------------------------
March 31, 1999                                 Walter Hopkins & Company
Clearfield, Pennsylvania